EXHIBIT 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318.484.7400
www.cleco.com
NEWS RELEASE
Investor Contacts:	Media Contact:
Cleco Corporation:	Cleco Corporation:
Ryan Gunter	Robbyn Cooper
(318) 484-7724	(318) 484-7136
Rodney J. Hamilton
(318) 484-7593

For Immediate Release

Cleco Corp. reports full-year 2008 earnings
Cleco Power long-term RFP low bidder announced

PINEVILLE, La., Feb. 26, 2009 – Cleco Corp. (NYSE: CNL) reported today 2008 net income applicable to common stock of $102.1 million, down $49.2 million from the $151.3 million recorded in 2007.  Included in 2007 net income was a $72.2 million net gain from the Acadia partnership settlement with Calpine Corp. (Calpine) and the Calpine bankruptcy claim.

On an earnings per share basis, Cleco recorded earnings of $1.70 per diluted share in 2008, down $0.84 per share from the $2.54 per share recorded in 2007.  Included in 2007 earnings was $1.22 per share from the Acadia partnership settlement and the Calpine bankruptcy claim.

For the fourth quarter of 2008, net income applicable to common stock was $13.5 million, or $0.22 per diluted share, up $0.02 per share from the $0.20 per share in 2007.

“Although Cleco faced many challenges in 2008, I am pleased to say that we did not waiver from our strategy and produced a solid year,” said Michael Madison, president and CEO of Cleco Corp. “In 2008, we issued securitized storm recovery bonds to pay for our unrecovered restoration costs from hurricanes Katrina and Rita and to establish a $50 million restricted storm reserve fund.  Having the storm reserve in place helped us to reach a consensus with the Louisiana Public Service Commission (LPSC) on the treatment of 2008 storm costs from hurricanes Gustav and Ike. We also completed the financing of Rodemacher Unit 3 in 2008.  In 2009, we should see the benefits of our past efforts as we prepare for commercial operation of Rodemacher Unit 3, which also is the time we should begin to realize the results of our new base rate plan.”

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Cleco Corporation

Consolidated Diluted Earnings Per Share Allocated to Subsidiaries
	Diluted EPS
	Three Months Ended Dec. 31,
Subsidiary	2008	2007
Cleco Power LLC	$0.38	$0.33
Cleco Midstream Resources LLC	(0.12)	(0.09)
Corporate and Other[1]	(0.04)	(0.04)
Earnings applicable to common stock	$0.22	$0.20

1Includes dividends on preferred stock

Results for Fourth Quarter 2008:

Major Reconciling Items for Fourth-Quarter EPS 2008 vs. 2007:

$0.20	2007 Fourth-Quarter Diluted EPS

(0.02)	Losses on energy hedging, net
(0.04)	Higher Cleco Power expenses, net
0.11	Higher Cleco Power AFUDC (allowance for funds used during construction)
(0.03)	Lower Cleco Midstream results
$0.22	2008 Fourth-Quarter Diluted EPS

Cleco Power’s 2008 fourth-quarter earnings - up $0.05 per share in the quarter-to-quarter comparison

•	Overall, nonfuel revenue was the same in the quarter-to-quarter comparison with 2007. Fourth quarter 2008 kilowatt-hour sales were the same as a year ago for the same period.

(Million kWh)	For the three months ended Dec. 31,
	2008	2007	Change
Electric Sales
Residential	757	806	(6.08)%
Commercial	576	609	(5.42)%
Industrial	721	754	(4.38)%
Other retail	33	33	-
Total retail	2,087	2,202	(5.22)%
Sales for resale	114	89	28.09%
Unbilled	4	(86)	104.65%
Total retail and wholesale customer sales	2,205	2,205	-

•	Mark-to-market and realized losses on energy hedging positions tied to a fixed-price wholesale contract were $0.02 per share higher as compared to the same period of 2007.

•
Interest expense increased $0.14 per share compared to last year’s results.  Of that, $0.07 per share was primarily related to the 2008 absence of a favorable 2007 settlement with the Internal Revenue Service (IRS) and $0.08 per share was due to the issuances of senior notes, senior secured storm recovery bonds, Gulf Opportunity Zone bonds, and solid-waste disposal bonds.  Partially offsetting these amounts was $0.01 per share related to the storm damage surcredit.

•	Interest income decreased $0.01 per share resulting primarily from a lower balance of deferred lignite mining costs.

•	Adjustments/true-ups related to income taxes increased earnings by $0.06 per share.

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Cleco Corporation

•	Other expenses were $0.05 per share lower compared to the same period last year primarily due to lower property taxes and lower generation station maintenance work performed in 2008.

•
AFUDC, primarily associated with the Rodemacher Unit 3 project, contributed an additional $0.11 per share as compared to the fourth quarter of 2007.  The equity portion of AFUDC associated with the Rodemacher Unit 3 project was up $0.12 per share.  Partially offsetting this was $0.01 related to the debt portion of AFUDC due to adjustments made in 2007.

Cleco Midstream Resources’ results for fourth quarter 2008 - down $0.03 per share in the quarter-to-quarter comparison

Evangeline was down $0.05 per share for the fourth quarter of 2008 compared to the same period a year ago, primarily due to higher maintenance expenses largely related to a combustion turbine major inspection outage during 2008.  Acadia had lower losses of $0.02 per share compared to the same period last year due to the absence of the effect from renegotiation of the turbine maintenance agreement in 2007.

Consolidated Diluted Earnings Per Share Allocated to Subsidiaries
	Diluted EPS
	Twelve Months Ended Dec. 31,
Subsidiary	2008	2007
Cleco Power LLC	$1.89	$1.42
Cleco Midstream Resources LLC (excluding 2007 gains from the Calpine bankruptcy claim, net, and Acadia settlement, net of impairment on investment)	(0.17)	(0.22)
Corporate and Other[1]	(0.02)	0.12
Earnings excluding Acadia net gain	$1.70	$1.32
Gain from Calpine bankrupcty claim, net	-	0.81
Gain from Acadia settlement, net of impairment on investment	-	0.41
Earnings applicable to common stock	$1.70	$2.54

1Includes dividends on preferred stock

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Cleco Corporation

Results for Twelve Months ended Dec. 31, 2008:

Major Reconciling Items for Twelve Months ended Dec. 31, EPS 2008 vs. 2007:

$ 2.54	Twelve Months ended Dec. 31, 2007 Diluted EPS
(0.81)	Absence of 2007 gain from Calpine bankruptcy claim (equity income)
(0.62)	Absence of 2007 gain from Acadia settlement preferred distribution (equity income)
(0.26)	Absence of 2007 gain from Acadia settlement guaranteed payment (other income)
0.47	Absence of 2007 impairment of investment in Acadia (equity income)
$ 1.32

0.06	Higher Cleco Power non-fuel revenue
(0.02)	Losses on energy hedging, net
(0.03)	Lower storm surcharge collections
(0.12)	Higher Cleco Power expenses, net
(0.02)	EPS dilution - conversion of ESOP (Employee Stock Ownership Plan) shares
0.60	Higher Cleco Power AFUDC
0.05	Lower Cleco Midstream losses (excluding gains from the Calpine bankruptcy claim, net, and Acadia settlement, net of impairment of investment)
(0.14)	Lower corporate results
$ 1.70	Twelve Months ended Dec. 31, 2008 Diluted EPS

Cleco Power’s twelve months ended Dec. 31, 2008 earnings - up $0.47 per share year over year

•
Revenue from wholesale customers added $0.03 per share compared to last year’s results while other retail sales were down $0.01 per share compared to last year’s results.  Lower retail sales resulted primarily from a decrease in cooling-degree days and hurricane-related outages.  Cooling-degree days for the period were slightly lower than 2007 levels by 2.5 percent while heating-degree days were slightly above 2007 levels by 1.8 percent.

(Million kWh)	For the twelve months ended Dec. 31,
	2008	2007	Change
Electric Sales
Residential	3,545	3,596	(1.42)%
Commercial	2,450	2,478	(1.13)%
Industrial	2,898	3,008	(3.66)%
Other retail	134	135	(0.74)%
Total retail	9,027	9,217	(2.06)%
Sales for resale	441	473	(6.77)%
Unbilled	16	(19)	184.21%
Total retail and wholesale customer sales	9,484	9,671	(1.93)%

•	Transmission and miscellaneous revenue increased $0.04 per share year over year.

•	Mark-to-market and realized net losses on energy hedging positions tied to a fixed-price wholesale contract were $0.02 per share higher as compared to 2007.

•	Storm surcharge collections were down $0.03 per share due to the issuance of storm recovery bonds in March 2008.

•
Interest expense increased $0.25 per share year over year.  The increase resulted from $0.14 per share due to solid-waste disposal bonds and senior notes issued in 2008, $0.08 per share on the storm recovery bonds, $0.07 per share related primarily to the carrying cost of the tax benefits of hurricanes Katrina and Rita storm damage costs and $0.07 per share primarily related to the 2008 absence of a favorable 2007 settlement with the IRS.  These increases were partially offset by $0.06 per share

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Cleco Corporation

    related to the storm damage surcredit, $0.02 per share of lower interest related to the repayment of medium-term notes in 2007 and $0.03 per share related to interest on retainage from Shaw and lower interest rates on Cleco Power's credit facility.

•	Interest income decreased $0.02 per share resulting primarily from a lower balance of deferred lignite mining costs.

•
Other expenses were $0.15 per share lower compared to last year.  Lower employee benefit costs contributed $0.04 per share and lower distribution and generating maintenance work contributed $0.04 per share.  Other taxes and depreciation expense collectively were $0.09 per share lower.  Partially offsetting this amount was $0.01 per share of higher expenses related to capacity contracts and $0.01 per share of other miscellaneous expenses.

•	The 2007 conversion of shares of ESOP preferred stock to shares of common stock resulted in a $0.02 per share dilution.

•
AFUDC, primarily associated with the Rodemacher Unit 3 project, contributed an additional $0.60 per share as compared to 2007.  The equity portion of AFUDC associated with the Rodemacher Unit 3 project was up $0.53 per share, while the debt portion of AFUDC contributed $0.07 per share.

Cleco Midstream Resources’ results for twelve months ended Dec. 31, 2008, excluding the 2007 gains from the Calpine bankruptcy claim, net and Acadia settlement, net of impairment on investment - up $0.05 per share year over year

Excluding the 2007 gains from the Calpine bankruptcy claim and the Acadia settlement, net of impairment of investment of $1.22 per share, Acadia had lower losses of $0.10 per share largely due to $0.12 per share of lower interest paid to the holding company and $0.01 related to other miscellaneous items.  These increases were partially offset by $0.03 per share related to the break-up fee paid to Acadia Power Holdings, LLC in 2007 related to the sale of Calpine’s interest in Acadia.  Evangeline was down $0.07 per share primarily due to higher maintenance expenses largely related to a combustion turbine major inspection outage during 2008, higher maintenance expenses under Evangeline’s long-term maintenance contract, and higher other unplanned maintenance expenses as compared to 2007.  Lower administrative and other miscellaneous expenses added $0.02 per share in the year-to-year comparison.

Other
Corporate earnings decreased $0.14 per share in the year-to-year comparison.  Of that, $0.12 per share was due to lower affiliate interest income received from Acadia, $0.05 per share was related to decreases in cash surrender values of corporate life insurance policies, and $0.04 per share was related to lower interest income from temporary investments.  Partially offsetting these decreases were $0.03 per share of lower interest expense primarily related to the repayment of $100 million of senior notes in May 2008 at maturity, $0.03 of lower taxes and other miscellaneous expenses, and $0.01 per share due to the absence of preferred dividends previously paid on shares of ESOP preferred stock converted to shares of common stock.

Strategic Update
“As we look toward the future, we are excited about the challenges and opportunities ahead.  Cleco Power received both LPSC and Federal Energy Regulatory Commission (FERC) approval for its 2008 request for proposal for short-term capacity.  Last quarter, we announced that Cleco Power selected the proposal submitted by Acadia Power Partners (APP), a joint venture between Cleco Midstream and Cajun Gas Energy, L.L.C.  The contract is for 235 megawatts and is scheduled to take effect on March 1, 2009, and continue until Oct. 1, 2009,” said Madison.

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Cleco Corporation

“Cleco Power has chosen the acquisition of 50 percent of the Acadia Power Station owned by APP, or one of its two 580-megawatt units, as the lowest bid in its 2007 long-term request for proposal for capacity beginning in 2010.  Cleco Power will own and operate one unit and operate the other 580-megawatt unit on behalf of APP.  Prior to closing the transaction, valued at approximately $300 million, Cleco Power must complete its due diligence, finalize and execute definitive agreements, and receive approvals from the LPSC and the FERC.  We plan to complete the transaction by the end of 2009 in a process that remains under the supervision of an independent monitor appointed by the LPSC.

“Recently, Cleco Power, along with two of its neighboring utilities, received approval from the LPSC and the Southwest Power Pool on an agreement to upgrade our interconnected transmission system in our southern region. The upgrades will increase capacity, reduce transmission constraints, and improve the electric service provided by Cleco Power and the other two utilities in the Acadiana Load Pocket area, which is south of Highway 190 between the Atchafalaya Basin and Jennings.  Construction of the project is expected to cost $200 million.  Of that amount, Cleco’s portion will be approximately $150 million.  Construction is expected to begin in late 2009 with the final phase completed in late 2012,” said Madison.

“With the court’s reinstatement of the Clean Air Interstate Rule, the possible passing of climate change legislation, and the likely institution of a renewable portfolio standard, we are closely monitoring our environmental regulatory situation. While time will bring clarity, we are moving now to better position Cleco Power to face these potential environmental requirements.  We have determined that our new Rodemacher Unit 3 can use biomass to generate electricity, and we have installed new pollution control systems at our existing solid-fuel units.  We will continue to explore opportunities that make sense for Cleco’s shareholders and customers.”

2009 Earnings Guidance
“Cleco Power’s current LPSC rate case is a historic one and its results will significantly shape the company’s financial future,” said Madison.  “As a result, we will wait to give guidance until the LPSC staff files its testimony on the utility’s proposed rate plan.  We anticipate that filing will take place in April and we expect to provide 2009 guidance shortly thereafter.”

Cleco management will discuss the company’s annual and fourth-quarter 2008 results during a conference call scheduled for 11 a.m. EST (10 a.m. CST) Friday, Feb. 27, 2009.  The call will be broadcast live on the Internet.  A replay will be available for 12 months.  Investors may access the webcast through the company’s Web site at www.cleco.com by selecting “For Investors” and then “Cleco Corporation Fourth-Quarter 2008 Earnings Conference Call.”

Cleco Corp. is a regional energy company headquartered in Pineville, La.  It operates a regulated electric utility company that serves 276,000 customers across Louisiana.  Cleco also operates a wholesale energy business with approximately 1,350 megawatts of name plate generating capacity.  For more information about Cleco, visit www.cleco.com.

Financial tables follow:

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (UNAUDITED)
For the three months ended Dec. 31,	2008	2007

Operating revenue
Electric operations	$229,573	$222,401
Other operations	6,942	8,807
Affiliate revenue	2,670	2,466
Operating revenue	239,185	233,674
Operating expenses
Fuel used for electric generation	73,566	69,283
Power purchased for utility customers	79,016	76,859
Other operations	29,068	27,989
Maintenance	11,632	14,112
Depreciation	19,906	20,077
Taxes other than income taxes	7,151	11,689
(Gain) loss on sales of assets	(11)	15
Total operating expenses	220,328	220,024
Operating income	18,857	13,650
Interest income	872	3,724
Allowance for other funds used during construction	18,490	11,240
Equity (loss) income from investees	(8,265)	(4,460)
Other income	168	890
Other expense	(3,648)	(1,869)
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	22,158	9,325
Allowance for borrowed funds used during construction	(5,117)	(5,643)
Total interest charges	17,041	3,682
Income before income taxes	9,433	19,493
Federal and state income tax (benefit) expense	(4,116)	7,585
Net income	13,549	11,908
Preferred dividends requirements, net of tax	12	12
Net income applicable to common stock	$13,537	$11,896

Average shares of common stock outstanding
Basic	60,039,943	59,638,675
Diluted	60,320,230	59,973,467
Basic earnings per share
From continuing operations	$0.22	$0.20
Net income applicable to common stock	$0.22	$0.20
Diluted earnings per share
From continuing operations	$0.22	$0.20
Net income applicable to common stock	$0.22	$0.20
Cash dividends paid per share of common stock	$0.225	$0.225

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts)
For the 12 months ended Dec. 31,	2008	2007

Operating revenue
Electric operations	$1,032,970	$988,193
Other operations	36,768	35,285
Affiliate revenue	10,460	7,138
Operating revenue	1,080,198	1,030,616
Operating expenses
Fuel used for electric generation	235,706	273,954
Power purchased for utility customers	471,261	385,247
Other operations	99,028	102,479
Maintenance	47,089	49,498
Depreciation	77,876	79,904
Taxes other than income taxes	34,471	41,975
(Gain) loss on sale of assets	(110)	15
Total operating expenses	965,321	933,072
Operating income	114,877	97,544
Interest income	5,417	11,754
Allowance for other funds used during construction	64,953	32,955
Equity (loss) income from investees	(5,542)	93,148
Other income	1,263	29,531
Other expense	(7,970)	(4,405)
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	72,042	51,111
Allowance for borrowed funds used during construction	(19,642)	(13,145)
Total interest charges	52,400	37,966
Income before income taxes	120,598	222,561
Federal and state income tax expense	18,457	70,772
Net income	102,141	151,789
Preferred dividends requirements, net of tax	46	458
Net income applicable to common stock	$102,095	$151,331

Average shares of common stock outstanding
Basic	59,990,229	58,976,052
Diluted	60,214,640	59,717,528
Basic earnings per share
From continuing operations	$1.70	$2.55
Net income applicable to common stock	$1.70	$2.55
Diluted earnings per share
From continuing operations	$1.70	$2.54
Net income applicable to common stock	$1.70	$2.54
Cash dividends paid per share of common stock	$0.900	$0.900

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED BALANCE SHEETS (Thousands)
	At Dec. 31, 2008	At Dec. 31, 2007
Assets
Current Assets
Cash and cash equivalents	$97,483	$129,013
Accounts receivable, net	78,314	87,983
Other current assets	290,582	188,520
Total Current Assets	466,379	405,516
Property, plant and equipment, net	2,045,286	1,725,880
Equity investment in investees	249,144	258,101
Prepayments, deferred charges and other	580,395	317,126
Total Assets	$3,341,204	$2,706,623
Liabilities
Current Liabilities
Long-term debt due within one year	$63,546	$100,000
Accounts payable	138,300	129,946
Other current liabilities	158,987	127,521
Total Current Liabilities	360,833	357,467
Deferred credits and other liabilities	812,687	568,684
Long-term debt, net	1,106,819	769,103
Total Liabilities	2,280,339	1,695,254
Shareholders’ Equity
Preferred stock	1,029	1,029
Common shareholders’ equity	1,069,669	1,018,731
Accumulated other comprehensive loss	(9,833)	(8,391)
Total Shareholders’ Equity	1,060,865	1,011,369
Total Liabilities and Shareholders’ Equity	$3,341,204	$2,706,623

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Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances, including, without limitation, statements regarding the Rodemacher Unit 3 project, and the results of Cleco Power’s 2007 long-term RFP.  There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the financial condition of the company’s tolling agreement counterparty, the performance of the tolling agreement by such counterparty, construction and operational startup of Rodemacher Unit 3, the continuation of the existing rate plan, the outcome of Cleco Power’s pending rate case, the results of Cleco Power’s 2007 long-term RFP, the implementation of the south Louisiana joint transmission project, the impact of the global financial crisis, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K.  Actual results may differ materially from those indicated in such forward-looking statements.